AMENDMENT 1

TO

INVESTMENT SUBADVISORY AGREEMENT

THIS AMENDMENT, made as of the 1st day of December, 2017, modifies the INVESTMENT SUBADVISORY AGREEMENT ("Agreement"), effective on July 11, 2012, by and between USAA ASSET MANAGEMENT COMPANY ("AMCO") and CAMBIAR INVESTORS, LLC, ("Cambiar").

WHEREAS both Parties wish to amend the Agreement to revise Schedule B;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

Schedule B is hereby deleted in its entirety and replaced with the revised Schedule B, as attached.

This Amendment may be executed in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

USAA ASSET MANAGEMENT COMPANY

By:

Name:

Title:

CAMBIAR INVESTORS, LLC

By:

Name:

Title:

SCHEDULE B
FEES

Fund	Account Rate per annum of the average daily
net assets of the Fund Account
Small Cap Stock Fund	0.50%